Exhibit 99.1

Investor Relations Contact: David Humphrey
Title: Vice President – Investor Relations
Phone: 479-785-6200
Email: dhumphrey@arcb.com

ArcBest® Announces First Quarter 2020 Results

•

First quarter 2020 revenue of $701.4 million, and net income of $1.9 million, or $0.07 per diluted share.  On a non‑GAAP[1] basis, first quarter 2020 net income was $9.4 million, or $0.36 per diluted share.

•	Asset-Based tonnage growth and cost management resulted in solid profitability
•	Asset-Light business impacted by lower demand and reduced revenue per shipment
•	COVID-19 pandemic did not significantly impact first quarter financial results

FORT SMITH, Arkansas, May 5, 2020 — ArcBest® (Nasdaq: ARCB) a leading logistics company today reported first quarter 2020 revenue of $701.4 million compared to first quarter 2019 revenue of $711.8 million.  First quarter 2020 operating income was $7.8 million compared to operating income of $8.6 million in the same period last year.  Net income was $1.9 million or $0.07 per diluted share compared to first quarter 2019 net income of $4.9 million, or $0.18 per diluted share.

Excluding certain items in both periods as identified in the attached reconciliation tables, non-GAAP operating income was $12.4 million in first quarter 2020 compared to first quarter 2019 non-GAAP operating income of $11.3 million.  On a non-GAAP basis, net income was $9.4 million, or $0.36 per diluted share, in first quarter 2020 compared to first quarter 2019 net income of $6.7 million, or $0.25 per diluted share.

“The effects of the coronavirus pandemic began impacting our customers’ businesses in late March,” said Judy R. McReynolds, Chairman, President and CEO of ArcBest.  “In some cases, we began handling new shipments related to the pandemic while we also started to experience impacts of reduced demand and facility closures from other customers.  Though this contributed to reductions in shipments, and revenue that was somewhat below previous expectations, operational resources and the associated costs were effectively managed to available business levels.  As a result, the COVID-19 pandemic did not have a significant impact on our financial results in first quarter 2020.  In fact, it was one of the best first quarters in our company’s history.  However, in April we experienced significant business declines in all operating segments.”2

First Quarter Results of Operations Comparisons

Asset-Based

First Quarter 2020 Versus First Quarter 2019

•	Revenue of $515.7 million compared to $506.1 million, a per-day increase of 0.3 percent.
•

Total tonnage per day increase of 4.6 percent, with a low single-digit percentage increase in LTL-rated tonnage combined with a double-digit percentage increase in TL-rated spot shipment tonnage moving in the Asset-Based network.

•

Total shipments per day decrease of 2.2 percent.  Total weight per shipment increase of 6.9 percent and an increase of 3.6 percent in LTL-rated weight per shipment impacted by transactional, LTL-rated shipments added during the first quarter.

•

Total billed revenue per hundredweight decreased 4.3 percent and was negatively impacted by lower fuel surcharges versus prior year.  Excluding fuel surcharge, the percentage increase on LTL-rated freight was in the low-single digits.

•

Operating income of $13.2 million and an operating ratio of 97.4 percent compared to the prior year quarter operating income of $13.6 million and an operating ratio of 97.3 percent.  On a non-GAAP basis, operating income of $17.8 million and an operating ratio of 96.5 percent compared to the prior year quarter operating income of $15.4 million and an operating ratio of 96.9 percent.

Despite a reduction in average daily shipments, first quarter tonnage in the Asset-Based business increased partially due to spot, truckload-rated shipments and transactional LTL-rated shipments added throughout the quarter.  These larger sized shipments contributed to increases in weight per shipment and revenue per shipment.  As a result, total first quarter Asset-Based revenue increased despite fewer shipments and a decline in fuel surcharge revenue.  Total first quarter revenue per hundredweight decreased due to freight mix changes related to the addition of these transactional shipments.  However, pricing on ABF Freight’s traditional published and contractual business reflected solid increases in the midst of a rational pricing environment in the marketplace.

The operational efficiencies gained from increased tonnage moving through the ABF Freight network resulted in improvements in various cost metrics.  During this year’s first quarter, Asset-Based results also benefited from an asset sale.

Asset-Light3

First Quarter 2020 Versus First Quarter 2019

•	Revenue of $217.2 million compared to $226.5 million, a per-day decrease of 5.6 percent.
•	An operating loss of $0.4 million compared to operating income of $3.2 million.
•	Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) of $2.5 million compared to Adjusted EBITDA of $6.7 million.

First quarter revenue in the Asset-Light ArcBest segment was below the prior year due to a reduction in total shipments combined with lower revenue per shipment in both the expedite and truckload brokerage businesses.  Purchased transportation expense was below the prior year’s first quarter but not at the rate of the decline in revenue, thus pressuring shipment margins and contributing to this segment’s operating loss.  This was particularly the case in the truckload brokerage business despite an increase in the average number of brokerage shipments handled each day.  As seen in recent quarters, reduced demand for expedited services was related to customers having access to capacity options in the marketplace and weakness in the auto and manufacturing sectors.  At FleetNet, a decrease in total events resulted in reduced revenue and lower operating income compared to the prior year period.

April 2020 Business Update and Actions Taken to Address Reduced Business Levels

The significant April 2020 business decline2 due to COVID-19 resulted in a year-over-year and a sequential consolidated revenue reduction of approximately 20 percent during the month.  In anticipation of these lower business levels, primarily in the Asset-Based segment, ArcBest implemented a number of actions in late March and early April to mitigate the operating and financial impact of the COVID-19 pandemic. As outlined in the following paragraphs, these previously announced proactive measures were intended to preserve financial flexibility and to lower costs.

ArcBest drew down the $180 million remaining available borrowing capacity of its Senior Secured Revolving Credit Facility and borrowed $45 million under its Accounts Receivable Securitization Program. The funds supplemented ArcBest’s already strong cash and short-term investments position which, with the addition of these new funds, totaled $531 million as of March 31, 2020.

For 2020, total net capital expenditures are estimated to range from $95 million to $105 million, a reduction of approximately 30% from the previously disclosed range due to lower business levels experienced in second quarter 2020.  This includes a reduction in revenue equipment purchases of $18 million from the previously disclosed amount of $82 million. Considering the changes in projected capital expenditures for 2020, depreciation and amortization is now estimated to be approximately $110 million.

ArcBest has implemented cost reductions that include, but are not limited to, a 15% decrease in the salaries or work hours of all nonunion employees and suspension of the employer match of ArcBest’s nonunion 401(k) Plan.  As recently announced, the fees paid to ArcBest’s board members and to the board committee chairpersons are being reduced by 15%.  When compared to second quarter 2019, ArcBest anticipates that the second quarter 2020 expense reductions associated with these compensation and other cost reductions implemented in response to the pandemic will be in a range of $15 million to $20 million, provided the measures are maintained throughout second quarter 2020.

In addition, operational changes in the ABF Freight network designed to reduce costs have been made including workforce reductions to better align resources with business levels. However, cost reductions may not directly correspond during dramatic changes in business levels.

ArcBest’s preliminary April 30, 2020 consolidated cash and short-term investments, net of debt, increased to approximately $12 million net cash compared to the $3 million net debt position at March 31, 2020, reflecting positive EBITDA for the month of April 2020.

Closing Comments

“These are truly extraordinary times and the duration and magnitude of COVID-19’s total impact are not fully understood,” said McReynolds.  “We believe that the broad array of logistics services that ArcBest offers are critical to our nation’s recovery.  The knowledge and experience that our employees provide in crafting adaptive supply chain solutions will be an important resource for our customers as the nation begins to return to a level of normalcy. We entered this challenging period in a position of financial strength and the steps we have taken to further enhance our liquidity and reduce our costs will help us navigate through the coming days.  In times of crisis, our industry is vital in playing a key role to ensure essential goods such as medical supplies and food are available when and where they are needed. The work we do here at ArcBest is important to our nation’s recovery, and we will continue serving our customers to meet their logistical needs as we all do our part to get our country back to work again.  I want to thank our 13,000 valued employees who work around the clock to ensure the safe delivery of our services.”

NOTES

1.	U.S. Generally Accepted Accounting Principles
2.

Discussions of April 2020 business results and certain projections for 2020 are included in Exhibit 99.2 to our first quarter 2020 earnings release filed with the SEC in our Current Report on Form 8‑K.

3.	The ArcBest and FleetNet reportable segments, combined, represent Asset-Light operations

Conference Call

ArcBest will host a conference call with company executives to discuss the 2020 first quarter results. The call will be today, Tuesday, May 5, at 9:30 a.m. ET (8:30 a.m. CT). Interested parties are invited to listen by calling (800) 404-8174. Following the call, a recorded playback will be available through the end of the day on June 15, 2020. To listen to the playback, dial (800) 633‑8284 or (402) 977‑9140 (for international callers). The conference call ID for the playback is 21959516. The conference call and playback can also be accessed, through June 15, 2020, on ArcBest’s website at arcb.com.

About ArcBest

ArcBest® (Nasdaq: ARCB) is a leading logistics company with creative problem solvers who deliver innovative solutions.  We'll find a way to deliver knowledge, expertise and a can-do attitude with every shipment and supply chain solution, household move or vehicle repair.  At ArcBest, we’re More Than Logistics®. For more information, visit arcb.com.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995:    Certain statements and information in this press release concerning results for the three months ended March 31, 2020 may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “foresee,” “intend,” “may,” “plan,” “predict,” “project,” “scheduled,” “should,” “would,” and similar expressions and the negatives of such terms are intended to identify forward-looking statements. These statements are based on management’s beliefs, assumptions, and expectations based on currently available information, are not guarantees of future performance, and involve certain risks and uncertainties (some of which are beyond our control). Although we believe that the expectations reflected in these forward-looking statements are reasonable as and when made, we cannot provide assurance that our expectations will prove to be correct. Actual outcomes and results could materially differ from what is expressed, implied, or forecasted in these statements due to a number of factors, including, but not limited to: a failure of our information systems, including disruptions or failures of services essential to our operations or upon which our information technology platforms rely, data breach, and/or cybersecurity incidents; the ability to maintain third-party information technology systems or licenses; widespread outbreak of an illness or any other communicable disease and the effects of pandemics, including the COVID-19 pandemic, or any other public health crisis; regulatory measures that may be implemented in response to widespread illness, including the COVID-19 pandemic; ineffectiveness of our business continuity plans to meet our operational needs in the event of adverse external events or conditions; untimely or ineffective development and implementation of, or failure to realize potential benefits associated with, new or enhanced technology or processes, including the pilot test program at ABF Freight, and any write-offs associated therewith; the loss or reduction of business from large customers; competitive initiatives and pricing pressures; general economic conditions and related shifts in market demand, including the impact of and uncertainties related to the COVID-19 pandemic, that impact the performance and needs of industries we serve and/or limit our customers’ access to adequate financial resources; the ability to manage our cost structure, and the timing and performance of growth initiatives; relationships with employees, including unions, and our ability to attract, retain, and develop employees; unfavorable terms of, or the inability to reach agreement on, future collective bargaining agreements or a workforce stoppage by our employees covered under ABF Freight’s collective bargaining agreement; our ability to secure independent owner operators and/or operational or regulatory issues related to our use of their services; availability and cost of reliable third-party services; availability of fuel, the effect of volatility in fuel prices and the associated changes in fuel surcharges on securing increases in base freight rates, and the inability to collect fuel surcharges; governmental regulations; environmental laws and regulations, including emissions-control regulations; union employee wages and benefits, including changes in required contributions to multiemployer plans; litigation or claims asserted against us; the loss of key employees or the inability to execute succession planning strategies; maintaining our intellectual property rights, brand, and corporate reputation; default on covenants of financing arrangements and the availability and terms of future financing arrangements; timing and amount of capital expenditures; self-insurance claims and insurance premium costs; increased prices for and decreased availability of new revenue equipment, decreases in value of used revenue equipment, and higher costs of equipment-related operating expenses such as maintenance, fuel, and related taxes; potential impairment of goodwill and intangible assets; the cost, integration, and performance of any recent or future acquisitions; seasonal fluctuations and adverse weather conditions; regulatory, economic, and other risks arising from our international business; acts of terrorism or war, or the impact of antiterrorism and safety measures; and other financial, operational, and legal risks and uncertainties detailed from time to time in ArcBest’s public filings with the Securities and Exchange Commission (“SEC”).

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

Financial Data and Operating Statistics

The following tables show financial data and operating statistics on ArcBest® and its reportable segments.

ARCBEST CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31
	2020	2019
	(Unaudited)
	($ thousands, except share and per share data)
REVENUES	$701,399	$711,839

OPERATING EXPENSES	693,580	703,248

OPERATING INCOME	7,819	8,591

OTHER INCOME (COSTS)
Interest and dividend income	1,375	1,478
Interest and other related financing costs	(2,947)	(2,882)
Other, net	(3,862)	(591)
	(5,434)	(1,995)

INCOME BEFORE INCOME TAXES	2,385	6,596

INCOME TAX PROVISION	483	1,708

NET INCOME	$1,902	$4,888

EARNINGS PER COMMON SHARE(1)
Basic	$0.07	$0.19
Diluted	$0.07	$0.18

AVERAGE COMMON SHARES OUTSTANDING
Basic	25,390,377	25,570,415
Diluted	26,246,800	26,512,349

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.08	$0.08

1)

ArcBest uses the two-class method for calculating earnings per share. This method requires an allocation of dividends paid and a portion of undistributed net income (but not losses) to unvested restricted stock for calculating per share amounts.

ARCBEST CORPORATION

CONSOLIDATED BALANCE SHEETS

	March 31	December 31
	2020	2019
	(Unaudited)	Note
	($ thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$352,165	$201,909
Short-term investments	178,810	116,579
Accounts receivable, less allowances (2020 - $6,111; 2019 - $5,448)	278,783	282,579
Other accounts receivable, less allowances (2020 - $646; 2019 - $476)	15,276	18,774
Prepaid expenses	33,806	30,377
Prepaid and refundable income taxes	6,231	9,439
Other	4,460	4,745
TOTAL CURRENT ASSETS	869,531	664,402

PROPERTY, PLANT AND EQUIPMENT
Land and structures	343,527	342,122
Revenue equipment	885,949	896,020
Service, office, and other equipment	230,163	233,354
Software	154,749	151,068
Leasehold improvements	11,022	10,383
	1,625,410	1,632,947
Less allowances for depreciation and amortization	961,950	949,355
	663,460	683,592

GOODWILL	88,320	88,320
INTANGIBLE ASSETS, NET	57,873	58,832
OPERATING RIGHT-OF-USE ASSETS	73,324	68,470
DEFERRED INCOME TAXES	8,145	7,725
OTHER LONG-TERM ASSETS	73,703	79,866
	$1,834,356	$1,651,207

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$127,625	$134,374
Income taxes payable	31	12
Accrued expenses	217,678	232,321
Current portion of long-term debt	56,977	57,305
Current portion of operating lease liabilities	20,542	20,265
TOTAL CURRENT LIABILITIES	422,853	444,277

LONG-TERM DEBT, less current portion	476,945	266,214
OPERATING LEASE LIABILITIES, less current portion	56,716	52,277
POSTRETIREMENT LIABILITIES, less current portion	20,411	20,294
OTHER LONG-TERM LIABILITIES	35,058	38,892
DEFERRED INCOME TAXES	63,167	66,210

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value, authorized 70,000,000 shares; issued 2020: 28,817,109 shares; 2019: 28,810,902 shares	288	288
Additional paid-in capital	336,064	333,943
Retained earnings	532,858	533,187
Treasury stock, at cost, 2020: 3,554,639 shares; 2019: 3,404,639 shares	(107,740)	(104,578)
Accumulated other comprehensive income (loss)	(2,264)	203
TOTAL STOCKHOLDERS’ EQUITY	759,206	763,043
	$1,834,356	$1,651,207

Note:  The balance sheet at December 31, 2019 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

ARCBEST CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31
	2020	2019
	Unaudited
	($ thousands)
OPERATING ACTIVITIES
Net income	$1,902	$4,888
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28,032	25,409
Amortization of intangibles	981	1,128
Pension settlement expense	89	1,356
Share-based compensation expense	2,181	2,058
Provision for losses on accounts receivable	1,383	112
Change in deferred income taxes	(2,815)	(584)
Gain on sale of property and equipment	(2,130)	(43)
Changes in operating assets and liabilities:
Receivables	3,874	3,931
Prepaid expenses	(3,429)	(5,760)
Other assets(1)	5,800	(141)
Income taxes	2,949	(4,313)
Operating right-of-use assets and lease liabilities, net(1)	(138)	40
Multiemployer pension fund withdrawal liability	(150)	(143)
Accounts payable, accrued expenses, and other liabilities(1)	(15,400)	(31,309)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	23,129	(3,371)

INVESTING ACTIVITIES
Purchases of property, plant and equipment, net of financings	(6,738)	(15,543)
Proceeds from sale of property and equipment	4,692	1,039
Purchases of short-term investments	(73,973)	(13,790)
Proceeds from sale of short-term investments	12,210	4,998
Capitalization of internally developed software	(3,342)	(2,656)
NET CASH USED IN INVESTING ACTIVITIES	(67,151)	(25,952)

FINANCING ACTIVITIES
Borrowings under credit facilities	180,000	—
Borrowings under accounts receivable securitization program	45,000	—
Payments on long-term debt	(14,598)	(15,217)
Net change in book overdrafts	(10,869)	(2,524)
Payment of common stock dividends	(2,033)	(2,052)
Purchases of treasury stock	(3,162)	(2,663)
Payments for tax withheld on share-based compensation	(60)	(8)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	194,278	(22,464)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	150,256	(51,787)
Cash and cash equivalents at beginning of period	201,909	190,186
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$352,165	$138,399

NONCASH INVESTING ACTIVITIES
Equipment and other financings	$—	$—
Accruals for equipment received	$39	$2,878
Lease liabilities arising from obtaining right-of-use assets	$10,370	$18,144

1)

Certain reclassifications were made to the prior year’s consolidated statement of cash flows to conform to the current year presentation of “Operating right-of-use assets and lease liabilities, net” on a separate line.

ARCBEST CORPORATION

FINANCIAL STATEMENT OPERATING SEGMENT DATA AND OPERATING RATIOS

	Three Months Ended
	March 31
	2020		2019
	Unaudited
	($ thousands, except percentages)
REVENUES
Asset-Based	$515,713		$506,079

ArcBest	164,775		173,204
FleetNet	52,439		53,259
Total Asset-Light	217,214		226,463

Other and eliminations	(31,528)		(20,703)
Total consolidated revenues	$701,399		$711,839

OPERATING EXPENSES
Asset-Based
Salaries, wages, and benefits	$283,838	55.0%	$280,276	55.4%
Fuel, supplies, and expenses(1)	61,225	11.9	63,972	12.7
Operating taxes and licenses	12,794	2.5	12,398	2.4
Insurance	7,824	1.5	7,991	1.6
Communications and utilities(1)	4,711	0.9	4,616	0.9
Depreciation and amortization(1)	23,270	4.5	20,961	4.1
Rents and purchased transportation(1)	55,770	10.8	49,306	9.7
Shared services(1)	48,885	9.5	50,295	9.9
Gain on sale of property and equipment	(2,164)	(0.4)	(34)	—
Innovative technology costs(1)(2)	4,533	0.9	1,802	0.4
Other(1)	1,787	0.3	881	0.2
Total Asset-Based	502,473	97.4%	492,464	97.3%

ArcBest
Purchased transportation	137,182	83.3%	140,105	80.9%
Supplies and expenses	2,280	1.4	2,774	1.6
Depreciation and amortization(3)	2,470	1.5	3,151	1.8
Shared services	21,727	13.2	23,031	13.3
Other	2,525	1.5	2,413	1.4
	166,184	100.9%	171,474	99.0%
FleetNet	51,399	98.0%	51,771	97.2%
Total Asset-Light	217,583		223,245

Other and eliminations	(26,476)		(12,461)
Total consolidated operating expenses	$693,580	98.9%	$703,248	98.8%

OPERATING INCOME (LOSS)
Asset-Based	$13,240		$13,615

ArcBest	(1,409)		1,730
FleetNet	1,040		1,488
Total Asset-Light	(369)		3,218

Other and eliminations(4)	(5,052)		(8,242)
Total consolidated operating income	$7,819		$8,591

1)

Beginning in  third quarter 2019, the presentation of Asset-Based segment expenses was modified to present innovative technology costs as a separate operating expense line item. Previously, innovative technology costs incurred directly by the segment or allocated through shared services were categorized in individual segment expense line items. Certain reclassifications have been made to the prior period operating segment expenses to conform to the current year presentation. There was no impact on the segment’s total expenses as a result of the reclassifications.

2)	Represents costs associated with the freight handling pilot test program at ABF Freight.
3)	Depreciation and amortization consists primarily of amortization of intangibles, including customer relationships, and software associated with acquired businesses.
4)

“Other and eliminations” includes corporate costs for certain unallocated shared service costs which are not attributable to any segment, additional investments to offer comprehensive transportation and logistics services across multiple operating segments, and other investments in ArcBest technology and innovations, including innovative technology costs.

ARCBEST CORPORATION

RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES

Non-GAAP Financial Measures

We report our financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP performance measures and ratios utilized for internal analysis provide analysts, investors, and others the same information that we use internally for purposes of assessing our core operating performance and provides meaningful comparisons between current and prior period results, as well as important information regarding performance trends. The use of certain non-GAAP measures improves comparability in analyzing our performance because it removes the impact of items from operating results that, in management's opinion, do not reflect our core operating performance. Other companies may calculate non-GAAP measures differently; therefore, our calculation may not be comparable to similarly titled measures of other companies. Certain information discussed in the scheduled conference call could be considered non-GAAP measures. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results. These financial measures should not be construed as better measurements than operating income, operating cash flow, net income or earnings per share, as determined under GAAP.

	Three Months Ended
	March 31
	2020	2019
ArcBest Corporation - Consolidated	(Unaudited)
	($ thousands, except per share data)
Operating Income
Amounts on GAAP basis	$7,819	$8,591
Innovative technology costs, pre-tax(1)	4,600	2,758
Non-GAAP amounts	$12,419	$11,349

Net Income
Amounts on GAAP basis	$1,902	$4,888
Innovative technology costs, after-tax (includes related financing costs)(1)	3,570	2,095
Nonunion pension expense, including settlement, after-tax(2)	66	1,287
Life insurance proceeds and changes in cash surrender value	3,805	(1,614)
Tax expense (benefit) from vested RSUs(3)	20	(2)
Non-GAAP amounts	$9,363	$6,654

Diluted Earnings Per Share
Amounts on GAAP basis	$0.07	$0.18
Innovative technology costs, after-tax (includes related financing costs)(1)	0.14	0.08
Nonunion pension expense, including settlement, after-tax(2)	—	0.05
Life insurance proceeds and changes in cash surrender value	0.14	(0.06)
Tax expense (benefit) from vested RSUs(3)	—	—
Non-GAAP amounts(4)	$0.36	$0.25

1)	Represents costs associated with the freight handling pilot test program at ABF Freight.
2)

For the three months ended March 31, 2020, represents pension settlement expense related to the Company’s supplemental benefit plan. For the three months ended March 31, 2019, nonunion defined benefit pension expense is presented as a non-GAAP adjustment with pension settlement expense, because expenses related to the plan were excluded from the financial information management used to make operating decisions, as the nonunion defined benefit pension plan was amended to terminate the plan with a termination date of December 31, 2017. Pension settlements related to benefit distributions for the plan termination began in fourth quarter 2018 and were completed in third quarter 2019.

3)	The Company recognized the tax impact for the vesting of share-based compensation resulting in excess tax expense (benefit) during the three months ended March 31, 2020 and 2019.
4)	Non-GAAP EPS is calculated in total and may not foot due to rounding.

ARCBEST CORPORATION

RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES – Continued

	Three Months Ended
	March 31
	2020		2019
Segment Operating Income Reconciliations	(Unaudited)
	($ thousands, except percentages)
Asset-Based Segment
Operating Income ($) and Operating Ratio (% of revenues)
Amounts on GAAP basis	$13,240	97.4%	$13,615	97.3%
Innovative technology costs, pre-tax(1)	4,533	(0.9)	1,802	(0.4)
Non-GAAP amounts	$17,773	96.5%	$15,417	96.9%

Asset-Light
ArcBest Segment
Operating Income (Loss) ($) and Operating Ratio (% of revenues)
Amounts on GAAP basis	$(1,409)	100.9%	$1,730	99.0%

FleetNet Segment
Operating Income ($) and Operating Ratio (% of revenues)
Amounts on GAAP basis	$1,040	98.0%	$1,488	97.2%

Total Asset-Light
Operating Income (Loss) ($) and Operating Ratio (% of revenues)
Amounts on GAAP basis	$(369)	100.2%	$3,218	98.6%

Other and Eliminations
Operating Loss ($)
Amounts on GAAP basis	$(5,052)		$(8,242)
Innovative technology costs, pre-tax(1)	67		956
Non-GAAP amounts	$(4,985)		$(7,286)

1)	Represents costs associated with the freight handling pilot test program at ABF Freight.

ARCBEST CORPORATION

RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES – Continued

Effective Tax Rate Reconciliation
ArcBest Corporation - Consolidated

(Unaudited)
($ thousands, except percentages)	Three Months Ended March 31, 2020
		Other	Income	Income
	Operating	Income	Before Income	Tax	Net
	Income	(Costs)	Taxes	Provision	Income	Tax Rate(4)
Amounts on GAAP basis	$7,819	$(5,434)	$2,385	$483	$1,902	20.3%
Innovative technology costs(1)	4,600	207	4,807	1,237	3,570	25.7
Nonunion pension expense, including settlement(2)	—	89	89	23	66	25.7
Life insurance proceeds and changes in cash surrender value	—	3,805	3,805	—	3,805	—
Tax expense from vested RSUs(3)	—	—	—	(20)	20	—
Non-GAAP amounts	$12,419	$(1,333)	$11,086	$1,723	$9,363	15.5%

	Three Months Ended March 31, 2019
		Other	Income	Income
	Operating	Income	Before Income	Tax	Net
	Income	(Costs)	Taxes	Provision	Income	Tax Rate(4)
Amounts on GAAP basis	$8,591	$(1,995)	$6,596	$1,708	$4,888	25.9%
Innovative technology costs(1)	2,758	63	2,821	726	2,095	25.7
Nonunion pension expense, including settlement(2)	—	1,733	1,733	446	1,287	25.7
Life insurance proceeds and changes in cash surrender value	—	(1,614)	(1,614)	—	(1,614)	—
Tax benefit from vested RSUs(3)	—	—	—	2	(2)	—
Non-GAAP amounts	$11,349	$(1,813)	$9,536	$2,882	$6,654	30.2%

1)	Represents costs associated with the freight handling pilot test program at ABF Freight.
2)

For the three months ended March 31, 2020, represents pension settlement expense related to the Company’s supplemental benefit plan. For the three months ended March 31, 2019, nonunion defined benefit pension expense is presented as a non-GAAP adjustment with pension settlement expense, because expenses related to the plan were excluded from the financial information management used to make operating decisions, as the nonunion defined benefit pension plan was amended to terminate the plan with a termination date of December 31, 2017. Pension settlements related to benefit distributions for the plan termination began in fourth quarter 2018 and were completed in third quarter 2019.

3)	The Company recognized the tax impact for the vesting of share-based compensation resulting in excess tax expense (benefit) during the three months ended March 31, 2020 and 2019.
4)

Tax rate for total “Amounts on GAAP basis” represents the effective tax rate. The tax effects of non-GAAP adjustments are calculated based on the statutory rate applicable to each item based on tax jurisdiction, unless the nature of the item requires the tax effect to be estimated by applying a specific tax treatment.

ARCBEST CORPORATION

RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES – Continued

Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (Adjusted EBITDA)

Management uses Adjusted EBITDA as a key measure of performance and for business planning. The measure is particularly meaningful for analysis of operating performance, because it excludes amortization of acquired intangibles and software of the Asset-Light businesses, which are significant expenses resulting from strategic decisions rather than core daily operations. Additionally, Adjusted EBITDA is a primary component of the financial covenants contained in our credit agreement.

	Three Months Ended
	March 31
	2020	2019
	(Unaudited)
ArcBest Corporation - Consolidated Adjusted EBITDA	($ thousands)

Net Income	$1,902	$4,888
Interest and other related financing costs	2,947	2,882
Income tax provision	483	1,708
Depreciation and amortization	29,013	26,537
Amortization of share-based compensation	2,181	2,058
Amortization of net actuarial losses of benefit plans and pension settlement expense(1)	(56)	1,754
Consolidated Adjusted EBITDA	$36,470	$39,827

1)

The three months ended March 31, 2020 includes pre-tax pension settlement expense of $0.1 million related to the Company’s supplemental benefit plan. The three months ended March 31, 2019 includes pre-tax pension settlement expense of $1.4 million related to the Company’s nonunion defined benefit pension plan for which plan termination was completed as of December 31, 2019.

	Three Months Ended
	March 31
	2020	2019
Asset-Light Adjusted EBITDA	(Unaudited)
	($ thousands)

ArcBest
Operating Income (Loss)	$(1,409)	$1,730
Depreciation and amortization(2)	2,470	3,151
Adjusted EBITDA	$1,061	$4,881

FleetNet
Operating Income	$1,040	$1,488
Depreciation and amortization	391	317
Adjusted EBITDA	$1,431	$1,805

Total Asset-Light
Operating Income (Loss)	$(369)	$3,218
Depreciation and amortization(2)	2,861	3,468
Adjusted EBITDA	$2,492	$6,686

2)	Depreciation and amortization consists primarily of amortization of intangibles and software associated with acquired businesses.

ARCBEST CORPORATION

OPERATING STATISTICS

	Three Months Ended
	March 31
	2020	2019	% Change
	(Unaudited)
Asset-Based

Workdays	64.0	63.0

Billed Revenue(1) / CWT	$33.16	$34.66	(4.3%)

Billed Revenue(1) / Shipment	$427.87	$418.23	2.3%

Shipments	1,203,416	1,210,787	(0.6%)

Shipments / Day	18,803	19,219	(2.2%)

Tonnage (Tons)	776,468	730,409	6.3%

Tons / Day	12,132	11,594	4.6%

Pounds / Shipment	1,290	1,207	6.9%

Average Length of Haul (Miles)	1,042	1,023	1.9%

1)

Revenue for undelivered freight is deferred for financial statement purposes in accordance with the Asset-Based segment revenue recognition policy. Billed revenue used for calculating revenue per hundredweight measurements has not been adjusted for the portion of revenue deferred for financial statement purposes.

Year Over Year % Change
Three Months Ended
March 31, 2020
(Unaudited)
ArcBest(2)

Revenue / Shipment	(3.3%)

Shipments / Day	(9.8%)

2)	Statistical data related to managed transportation solutions transactions are not included in the presentation of operating statistics for the ArcBest segment.

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